                                   CREDIT AGREEMENT

     THIS AGREEMENT is entered into as of February 27, 1998, by and between ADVANCED MATERIALS GROUP, INC., a Nevada corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                       RECITAL

     Borrower has requested from Bank the credit accommodation described below, and Bank has agreed to provide said credit accommodation to Borrower on the terms and conditions contained herein.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:


                                     ARTICLE I
                                    THE CREDIT

     SECTION 1.1.    LINE OF CREDIT.

     (a) LINE OF CREDIT. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including March 1, 2000, not to exceed at any time the aggregate principal amount of Ten Million Dollars ($10,000,000.00) ("Line of Credit"), the proceeds of which shall be used to finance working capital requirements and acquisitions. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

     (b) SUB-FACILITY LIMITS. The Line of Credit will include Sub-Facility A in the amount of $8,000,000.00, the proceeds of which shall be used for Borrower's working capital requirements, including without limitation advances by Borrower to Subsidiaries for their working capital requirements in accordance with this Agreement; and Sub-Facility B in the amount of $2,000,000.00, the proceeds of which may be used for acquisitions which are permitted by Bank in accordance with this Agreement.

     (c) BORROWING AND REPAYMENT. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder as set forth above; provided further, however, that borrowings for working capital and borrowings for acquisitions shall not at any time exceed such limitations as may be imposed by the Sub-Facility limits as set forth above.

     SECTION 1.2.   INTEREST/FEES.

     (a) INTEREST. The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.

     (b) COMPUTATION AND PAYMENT. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note.

     (c) COMMITMENT FEE. Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to $15,000.00, which fee shall be due and payable on the date this Agreement is executed by Borrower. This fee shall be in addition to the $10,000.00 commitment fee which was paid by Borrower to Bank upon Borrower's acceptance of Bank's prior commitment letter relating to this credit accommodation.

     (e) UNUSED COMMITMENT FEE. Borrower shall pay to Bank a fee equal to one quarter percent (.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of Sub-Facility A of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within ten (10) days after each billing is sent by Bank.

     (f) EARLY TERMINATION FEE. If for any reason this Agreement is terminated prior to the scheduled maturity date of the Line of Credit (an amendment or amendment and restatement of this Agreement shall not be deemed a termination of this Agreement for the purpose of this paragraph), then in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Bank's lost profits as a result thereof, Borrower agrees to pay to Bank, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated (as used below, "Maximum Amount" means $10,000,00O.00):

          Amount                   Period
          ------                   ------

     2% of the Maximum Amount      The date hereof up to and including the first
                                   anniversary date hereof.

     1% of the Maximum Amount      The first anniversary date hereof up to and
                                   including the second anniversary date hereof.

     Such early termination fee shall be presumed to be the amount of damages sustained by Bank as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing.

     No termination of this Agreement or the other Loan Documents shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Loan documents until all Borrower's obligations under this Agreement and the other Loan Documents have been fully and finally discharged and paid.

     SECTION 1.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under or in connection with the Line of Credit by charging Borrower's demand deposit account number 4648-071066 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

     SECTION 1.4. COLLATERAL. As security for all indebtedness of Borrower to Bank, Borrower hereby grants to Bank security interests of first priority in its accounts receivable and other rights to payment, contract rights, general intangibles, deposit accounts, chattel paper, documents, instruments, inventory, equipment and other personal property, including without limitation its interests as a stockholder in any Subsidiary (as defined in Section 2.1 below), and all proceeds of the foregoing.

     Each Guarantor (as defined in Section 1.5 below), as security for its guaranty and any other liability to Bank, shall grant to Bank security interests of first priority in its accounts receivable and other rights to payment, contract rights, general intangibles, deposit accounts, chattel paper, documents, instruments, inventory, equipment and other personal property, including without limitation its interests as a stockholder in any Subsidiary, and all proceeds of the foregoing.

     All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of audits which may be required in the future.

     SECTION 1.5. GUARANTIES. All indebtedness of Borrower to Bank shall be jointly and severally guaranteed by the following (collectively, "Guarantors" and each a "Guarantor"): Advanced Materials, Inc., a California corporation ("AMI"), Condor Utility Products, Inc., a California corporation ("CUP"), Advanced Materials Foreign Sales Corporation Ltd., a Bermuda corporation ("AMF"), and each other Subsidiary, whether presently existing or hereafter acquired, in the principal amount of Ten Million Dollars ($10,000,000.00) each, as evidenced by and subject to the terms of continuing guaranties in form and substance satisfactory to Bank; provided, however, that notwithstanding the foregoing, Advanced Materials Limited, an Irish corporation ("AML"), shall not be required to provide such a guaranty.

     SECTION 1.6. SUBORDINATION OF DEBT. All obligations of Borrower or any Guarantor to any other bank or lender or to any Subsidiary shall be subordinated in right of repayment to all obligations to Bank, as evidenced by and subject to the terms of continuing subordination agreements in form and substance satisfactory to Bank; provided, however, that the obligation of Borrower as a guarantor of AML's obligations to AML's lender which are permitted under this Agreement shall not be subordinated to the obligations of Borrower to Bank.


                                      ARTICLE II
                            REPRESENTATIONS AND WARRANTIES

     Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

     SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the state of Nevada, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower. Borrower owns one hundred percent (100%) of the stock of AMI, CUP and AML. AMI owns one hundred percent (100%) of the stock of AMF.

     As used herein, the term "Subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by Borrower and/or by one or more of Borrower's Subsidiaries.

     As used herein, the term "Subsidiaries" shall mean each Subsidiary, which includes, without limitation, AMI, CUP, AMF and AML.

     Each Subsidiary is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on it.

     SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement, the Note, and each other document, contract and instrument required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

     SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower and each Guarantor of each of the Loan Documents to which it is a party do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation, By-Laws or other formation documents of Borrower or any Guarantor, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or any Guarantor is a party or by which Borrower or any Guarantor may be bound.

     SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower or any Subsidiary other than those disclosed by Borrower to Bank in writing prior to the date hereof.

     SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower and Subsidiaries dated November 30, 1997, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower and Subsidiaries, (b) discloses all liabilities of Borrower and Subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower or any Subsidiary, nor has Borrower or any Subsidiary mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

     SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its or any Subsidiary's income tax payable with respect to any year.

     SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

     SECTION 2.8. PERMITS, FRANCHISES. Borrower and each Subsidiary possess, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable each of them to conduct the business in which each of them is now engaged in compliance with applicable law.

     SECTION 2.9. ERISA. Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); neither Borrower nor any Subsidiary has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any Subsidiary; Borrower and each Subsidiary have met each of their minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

     SECTION 2.10. OTHER OBLIGATIONS. Neither Borrower nor any Subsidiary is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

     SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower and each Subsidiary to the best of their knowledge based on reasonable due diligence are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of their operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any Subsidiary to the best of their knowledge based on reasonable due diligence is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither Borrower nor any Subsidiary to the best of their knowledge based on reasonable due diligence has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.


                                     ARTICLE III
                                      CONDITIONS

     SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

     (a) APPROVAL OF BANK COUNSEL. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

     (b) DOCUMENTATION. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

     (i)  This Agreement and the Line of Credit Note.
    (ii) Articles of Incorporation and/or formation documents for Borrower and each Guarantor.
   (iii) Corporate Borrowing Resolution for Borrower and Resolutions authorizing Guaranty for each Guarantor.

    (iv)  Certificates of Incumbency for Borrower and each Guarantor.
     (v)  Continuing Guaranties as required hereunder.
    (vi)  Subordination Agreements as required hereunder.
   (vii) Security Agreements covering all collateral from Borrower and each Guarantor as required hereunder.
  (viii)  Intercreditor Agreements as required hereunder.
    (ix) UCC Financing Statements and similar documents of registration or recording covering all collateral from Borrower and each Guarantor as required hereunder.
     (x) Stock certificates and similar documents evidencing stock or other ownership interests which are part of the collateral required hereunder, together with the stock powers, as appropriate.
    (xi) Such legal opinions as Bank may require from counsel to Borrower and each Guarantor.

Such other documents as Bank may require under any other Section of this Agreement.

     (c) FINANCIAL CONDITION. There shall have been no material adverse change, as determined by Bank in its good faith judgment, in the financial condition or business of Borrower or any Subsidiary, nor any material decline, as determined by Bank in its good faith judgment, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any Subsidiary.

     (d) INSURANCE. Borrower shall have delivered to Bank evidence of insurance coverage on Borrower's and each Subsidiary's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

     (e) LEGAL OPINIONS. Bank shall have received, in form and substance satisfactory to Bank in its good faith judgment, such opinion letters of counsel to Borrower and each Guarantor with respect to the Loan Documents and such other matters as Bank may request.

     (f) Manufacturing Agreement. Bank shall have reviewed and shall be satisfied with the Manufacturing Agreement between AMF and Foamtec (Singapore) Pte Ltd. ("Foamtec") and related lease and other documents (collectively, "Manufacturing Agreement"), including but not limited to the impact of the Manufacturing Agreement on the financial condition of Borrower, AMF and the other Subsidiaries and the impact of the Manufacturing Agreement on the value of Bank's collateral.

     (g) Collateral. Bank shall have acquired security interests of first priority in all collateral required hereunder, as evidenced by and subject to the terms of such documents as Bank shall reasonably require. The foregoing shall include, without limitation, security agreements and Uniform Commercial Code financing statements with respect to all collateral located in the United States, and such security agreements and other documents and instruments as may be required by Bank in order for Bank to obtain security interests of first priority acceptable to Bank in collateral located outside of the United States.

     Borrower acknowledges that (1) Bank has not yet consulted with its outside counsel regarding the documents, instruments, agreements and procedures which may be required for Bank to obtain first priority security interests in collateral located outside of the United States, to obtain a guaranty from any foreign Subsidiary and to obtain a security interest of first priority in the stock or other ownership interest in any foreign Subsidiary, (2) Bank intends to so consult with its outside counsel and to require such security interests and guaranties in accordance with this Agreement, (3) because Bank has not yet consulted with its outside counsel, Bank is unable at the time this Agreement is executed by Bank and Borrower to obtain or provide Borrower with a list of all documents, instruments and agreements which may be required by Bank hereunder,
(4) Bank's failure to request or obtain all such documents, instruments and agreements at the time this Agreement is executed by Bank and Borrower shall not constitute a waiver by Bank of its right hereunder to decline to extend any credit hereunder until all such documents, instruments and agreements are provided to Bank and all other conditions set forth herein are satisfied, and
(5) Borrower shall be obligated under this Agreement to reimburse Bank for its costs and expenses, including reasonable attorneys' fees, expended or incurred by Bank in connection with the preparation and negotiation of all such documents, instruments and agreements.

     SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

     (a) COMPLIANCE. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

     (b) DOCUMENTATION. Bank shall have received all additional documents which may be required in connection with such extension of credit.


                                      ARTICLE IV
                                AFFIRMATIVE COVENANTS

     Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, unless Bank otherwise consents in writing:

     SECTION 4.1. PUNCTUAL PAYMENTS. Borrower shall punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

     SECTION 4.2. ACCOUNTING RECORDS. Borrower shall, and shall cause each Subsidiary to, maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and each Subsidiary.

     SECTION 4.3. FINANCIAL STATEMENTS. Borrower shall provide to Bank all of the following, in form and detail satisfactory to Bank:

     (a) not later than 90 days after and as of the end of each fiscal year, an audited consolidated financial statement and 10-K/10-KSB Report of Borrower and Subsidiaries, prepared by a certified public accountant acceptable to Bank (Borrower's current accountants, Corbin and Wertz, are currently acceptable to Bank), to include consolidations, schedules and footnotes;

     (b) not later than 45 days after and as of the end of each quarter, a consolidated financial statement of Borrower and Subsidiaries, prepared by Borrower and a 10-Q/10-QSB Report of Borrower, prepared by a certified public accountant acceptable to Bank (Borrower's current accountants, Corbin and Wertz, are currently acceptable to Bank) to include consolidations;

     (c) not later than 10 days after and as of the end of each quarter, an aged listing of accounts receivable and accounts payable of Borrower and each Subsidiary;

     (d) not later than the last day of the first month of each new fiscal year of Borrower, a plan and financial forecast for such fiscal year for Borrower and Subsidiaries;

     (e) from time to time such other information as Bank may reasonably request.

     SECTION 4.4. COMPLIANCE. Borrower shall, and shall cause each Subsidiary to, preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of each of their businesses; and comply with the provisions of all documents pursuant to which each of them is organized and/or which govern their continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to any of them and/or any of their businesses except in any case where failure to do so would not have a material adverse effect on Borrower or any Subsidiary.

     SECTION 4.5. INSURANCE. Borrower shall, and shall cause each Subsidiary to, maintain and keep in force insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

     SECTION 4.6. FACILITIES. Borrower shall, and shall cause each Subsidiary to, keep all properties useful or necessary to each of their businesses in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained except in any case where failure to do so would not have a material adverse effect on Borrower or any Subsidiary.

     SECTION 4.7. TAXES AND OTHER LIABILITIES. Borrower shall, and shall cause each Subsidiary to, pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower or a Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower and Subsidiaries have made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower or any Subsidiary is obligated to make such payment.

     SECTION 4.8. LITIGATION. Borrower shall promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any Subsidiary with a claim in excess of $100,000.00.

     SECTION 4.9. FINANCIAL CONDITION. Borrower shall maintain its financial condition on a consolidated basis as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending November 30, 1997:

     (a) Current Ratio not less than 1.25 to 1.0 at any time up to and including 5/31/98; 1.40 to 1 at any time from and including 6/1/98 up to and including 8/31/98; 1.50 to 1.0 at any time from and including 9/1/98 up to and including 5/31/99; and 2.0 to 1.0 at any time thereafter, with "Current Ratio" defined as total current assets divided by total current liabilities (current liabilities will include without limitation the outstanding principal balance of the Line of Credit).

     (b) Tangible Net Worth not less than $3,000,000.00 at any time up to and including 8/31/98; $5,300,000.00 at any time from and including 9/1/98 up to and including 5/31/99; and $7,500,000.00 at any time thereafter, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

     (c) Total Liabilities divided by Tangible Net Worth not greater than 2.25 to 1.0 at any time up to and including 2/28/98; 3.0 to 1.0 at any time from and including 3/1/98 up to and including 5/31/98; 2.25 to 1.0 at any time from and including 6/1/98 up to and including FYE 11/30/98, and not greater than 1.75 to
1.0 at any time thereafter, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" as defined above.

     (d) Net income after taxes not less than $1.00 on an quarterly basis, determined as of each fiscal quarter end.

     (e) Interest Coverage Ratio measured on a rolling four quarter basis as of the end of each fiscal quarter not less than 3.50 to 1.0 up to and including 8/31/98, and not less than 4.50 to 1.0 thereafter, with "Interest Coverage Ratio" defined as EBITDA divided by total interest expense, and with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense.

     (f) Funded Debt to EBITDA Ratio measured on a rolling four quarter basis as of the end of each fiscal quarter not greater than 1.50 to 1.0, with "Funded Debt" defined as all current and non-current interest-bearing liabilities, divided by EBITDA as defined above.

     SECTION 4.10. NOTICE TO BANK. Borrower shall promptly (but in no event more than seven (7) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (c) any termination or cancellation of any insurance policy which Borrower or any Subsidiary is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's or any Subsidiary's property in excess of an aggregate of $150,000.00.

     SECTION 4.11. ADDITIONAL NOTICE. Borrower shall provide not less than thirty (30) days prior written notice to Bank of any change in the name or organizational structure of Borrower or any Subsidiary.

     SECTION 4.12. YEAR 2000 COMPLIANCE. Borrower shall perform all acts reasonably necessary to ensure that (i) Borrower, each Subsidiary and any business in which Borrower or any Subsidiary holds a substantial interest, and
(ii) all customers, suppliers and vendors that are material to Borrower's or any Subsidary's business, become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all of Borrower's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. As used in this paragraph, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower shall, immediately upon request, provide to Bank such certifications or other evidence of Borrower's compliance with the terms of this paragraph as Bank may from time to time require.

     SECTION 4.13.  RATIO OF DOMESTIC TO FOREIGN ASSETS.   Borrower shall
maintain its financial condition and the financial condition of its Subsidiaries, as determined by Bank based on the financial statements required hereunder, so that Domestic Accounts plus Domestic Inventory at all times exceed fifty percent (50%) of Consolidated Accounts and Inventory. As used herein, "Domestic Accounts" means accounts receivable of Borrower, AMI and CUP (so long as they continue to be incorporated in the jurisdictions specified in this Agreement and continue to maintain their chief executive offices, billing records and operations within the U.S.). In making the forgoing determination of accounts receivable of Borrower, AMI and CUP, intercompany accounts receivable and accounts receivable owing from any other Subsidiary shall be excluded. As used herein, "Domestic Inventory" means inventory located in the U.S. of Borrower, AMI and CUP. As used herein, "Consolidated Accounts and Inventory" means accounts receivable and inventory of Borrower and Subsidiaries on a consolidated basis (with elimination of intercompany accounts receivable).

     SECTION 4.14. RATIO OF SALES BY DOMESTIC COMPANIES TO SALES BY FOREIGN COMPANIES. Borrower shall maintain its financial condition and the financial condition of its Subsidiaries, as determined by Bank based on the financial statements required hereunder, so that Domestic Company Sales at all times exceed fifty percent (50%) of Consolidated Sales. As used herein, "Domestic Company Sales" means sales of inventory by Borrower, AMI and CUP (so long as they continue to be incorporated in the jurisidictions specified in this agreement and continue to maintain their chief executative offices, billing records and operations within the U.S.). In making the foregoing determination of sales by Borrower, AMI and CUP, intercompany sales
[and sales to any other other Subsidiary] shall be excluded. "Consolidated Sales" means sales of inventory by Borrower and Subsidiaries on a consolidated basis ( with elimination of intercompany sales).

                                      ARTICLE V
                                  NEGATIVE COVENANTS

     Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, without Bank's prior written consent:

     SECTION 5.1. USE OF FUNDS. Borrower will not use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

     SECTION 5.2. CAPITAL EXPENDITURES. Borrower will not, nor will it permit any Subsidiary to, make any additional investment in fixed assets (including without limitation capitalized lease expenditures) in any fiscal year in excess of an aggregate of $1,000,000.00 for Borrower and Subsidiaries combined; provided, however, that there shall be excluded from such calculation, the AML Equipment Lease Facility (defined below).

     SECTION 5.3. LEASE EXPENDITURES. Borrower will not, nor will it permit any Subsidiary to, incur operating lease expense in any fiscal year in excess of an aggregate of $1,000,000.00 for Borrower and Subsidiaries combined.

     SECTION 5.4. OTHER INDEBTEDNESS. Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower and Subsidiaries to Bank, (b) any other liabilities of Borrower and Subsidiaries existing as of, disclosed to Bank by Borrower in writing and approved by Bank prior to, the date hereof, (c) borrowings by any wholly-owned Subsidiary of Borrower from Borrower in the ordinary course of business so long as (1) outstanding borrowings by AML from Borrower at no time exceed $1,000,000.00, (2) and outstanding borrowings by AMF from Borrower at no time exceed $3,000,000.00, and (d) borrowings by AML from a lender in Ireland so long as (1) such borrowings by AML from another lender at no time exceed $1,250,000.00 in the aggregate and are limited to a $1,000,000.00 equipment lease facility ("AML Equipment Lease Facility") and a $250,000 over-advance facility ("AML Over-Advance Facility"), and (2) the terms and conditions of the AML Equipment Lease Facility and the AML Over-Advance Facility are acceptable to Bank, and (3) such other lender enters into an intercreditor agreement with Bank in form and substance satisfactory to Bank.

     SECTION 5.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Borrower will not, nor will it permit any Subsidiary to, merge into or consolidate with any other entity; make any substantial change in the nature of their businesses as conducted as of the date hereof; acquire all or substantially all of the assets of any other person or entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's or any Subsidiary's assets except in the ordinary course of business.

     SECTION 5.6. GUARANTIES. Borrower will not, nor will it permit any Subsidiary to, guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets as security for, any liabilities or obligations of any other person or entity, except for (a) any of the foregoing in favor of Bank, (b) any of the foregoing existing as of, and disclosed in writing to Bank by Borrower and approved by Bank prior to, the date hereof, and
(c) an unsecured guarantee by Borrower of the AML Over-Advance Facility in favor of the lender which has provided such facility, so long as (1) Borrower's liability under such guarantee is limited to $250,000.00, and (2) such other lender enters into an intercreditor agreement with Bank in form and substance satisfactory to Bank.

     SECTION 5.7. LOANS, ADVANCES, INVESTMENTS. Borrower will not, nor will it permit any Subsidiary to, make any loans or advances to or investments in any person or entity, except for (a) any of the foregoing existing as of, and disclosed in writing by Borrower to Bank and approved by Bank, prior to the date hereof, (b) advances by Borrower to any wholly-owned Subsidiary of Borrower in the ordinary course of business so long as such borrowings are permitted by and within the limits set forth in Section 5.4 herein, and c) the investment hereafter of up to $3,000,000.00 by Borrower in AML.

     SECTION 5.8. PLEDGE OF ASSETS. Borrower will not, nor will it permit any Subsidiary to, mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's or any Subsidiary's assets now owned or hereafter acquired, except for (a) any of the foregoing in favor of Bank or which is existing as of, and disclosed in writing by Borrower to, and deemed acceptable by Bank, prior to the date hereof, and (b) a security interest granted by AML in favor of its lender which is providing the AML Equipment Lease Facility so long as (1) such security interest is only in the equipment financed thereby, (2) such security interest only secures the AML Equipment Lease Facility, and (3) such other lender enters into an intercreditor agreement with Bank in form and substance satisfactory to Bank.

     SECTION 5.9. DIVIDENDS, DISTRIBUTIONS. Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's or any Subsidiary's stock or equivalent ownership interest now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's or any Subsidiary's stock or equivalent ownership interest now or hereafter outstanding, except for (a) dividends or distributions by any wholly-owned Subsidiary of Borrower to Borrower, and (b) dividends or distributions by any wholly-owned Subsidiary of any wholly-owned Subsidiary of Borrower to such parent Subsidiary.

     SECTION 5.10. PARTNERSHIPS/JOINT VENTURES. Borrower will not, nor will it permit any Subsidiary to, become a general partner in any partnership or a joint venturer in any joint venture except for any of the foregoing existing as of, and disclosed in writing by Borrower to Bank and approved by Bank, prior to the date hereof.

     SECTION 5.11. SUBSIDIARY OWNERSHIP. Borrower will not, nor will it permit any Subsidiary to, sell, pledge, encumber or otherwise transfer any interest in any Subsidiary, except for any of the foregoing in favor of Bank.


                                      ARTICLE VI
                                  EVENTS OF DEFAULT

     SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

     (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

     (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

     (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

     (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, any Subsidiary or any Guarantor has incurred any debt or other liability to any person or entity, including Bank.

     (e) The filing of a notice of judgment lien against Borrower, any Subsidiary or any Guarantor; or the recording of any abstract of judgment against Borrower, any Subsidiary or any Guarantor in any county in which Borrower, such Subsidiary or such Guarantor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower, any Subsidiary or any Guarantor; or the entry of a judgment against

Borrower, any Subsidiary or any Guarantor; provided, however, that such judgments, liens, levies, writs, executions and other process involve debts of or claims against Borrower, any Subsidiary or any Guarantor in excess of $100,000.00, individually or in the aggregate for all such judgments, liens, levies, writs, executions and other process against Borrower, Subsidiaries and Guarantors combined, and within thirty (30) days after the creation thereof, or at least ten (10) days prior to the date on which any assets could be lawfully sold in satisfaction thereof, such debt or claim is not satisfied or stayed pending appeal and insured against in a manner satisfactory to Bank.

     (f) Borrower, any Subsidiary or any Guarantor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower, any Subsidiary or any Guarantor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, any Subsidiary or any Guarantor, or Borrower, any Subsidiary or any such Guarantor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower, any Subsidiary or any such Guarantor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower, any Subsidiary or any such Guarantor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

     (g) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

     (h) The dissolution or liquidation of Borrower, any Subsidiary or any Guarantor; or Borrower, any Subsidiary or any Guarantor, or any of their directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower, any Subsidiary or any such Guarantor.

     (i) Any change in ownership of any Subsidiary during the term of this Agreement.

     (j) Any change in ownership during the term of this Agreement of an aggregate of twenty-five percent (25%) or more of the common stock of Borrower in a single or in related transactions. A series of transactions shall not constitute related transactions unless the series of transactions results in one or more affiliated persons or entities owning or controlling an aggregate of more than 25% of the common stock of Borrower.

     (k) Any Guarantor revokes or terminates (or attempts or purports to revoke or terminate) its guarantee in favor of Bank.

     (l) Any creditor which has provided Bank with a subordination or intercreditor agreement revokes or terminates (or attempts or purports to revoke or terminate) such subordination or intercreditor agreement.

     (m) The indictment or threatened (in writing) indictment of Borrower, any Subsidiary or any Guarantor under any criminal statute, or commencement or threatened (in writing) commencement of criminal or civil proceedings against Borrower, any Subsidiary or any Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower, any Subsidiary or any Guarantor.

     (n) Any member of Borrower's Senior Management shall cease, for any reason, to be employed by Borrower on a full-time basis, and is not replaced by a person reasonably acceptable to Bank within 90 days. "Senior Management" as used in this paragraph means Chief Executive Officer, President or Chief Financial Officer.

     SECTION 6.2.   REMEDIES.  Upon the occurrence of any Event of Default:
(a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower;
(b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit accommodation from Bank subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.


                                     ARTICLE VII
                                    MISCELLANEOUS

     SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

     SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

     BORROWER:  Advanced Materials Group, Inc.
                20211 South Susana Road
                Rancho Dominguez, CA 90221

     BANK:      WELLS FARGO BANK, NATIONAL ASSOCIATION
                San Gabriel Valley Regional Commercial
                Banking Office
                1000 E. Garvey Avenue South, Suite 250
                West Covina, CA 91790

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

     SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

     SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit extended by Bank to Borrower, Borrower or its business, any Subsidiary or its business, any Guarantor or the business of such Guarantor, or any collateral required hereunder.

     SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to any extension of credit by Bank subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

     SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

     SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

     SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

     SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

     SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     SECTION 7.11.  ARBITRATION.

     (a) ARBITRATION. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

     (b) GOVERNING RULES. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in Los Angeles County, California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

     (c) NO WAIVER; PROVISIONAL REMEDIES, SELF-HELP AND FORECLOSURE. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

     (d) ARBITRATOR QUALIFICATIONS AND POWERS; AWARDS. Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

     (e) JUDICIAL REVIEW. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

     (f) REAL PROPERTY COLLATERAL; JUDICIAL REFERENCE. Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

     (g) MISCELLANEOUS. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                                        WELLS FARGO BANK,
ADVANCED MATERIALS GROUP, INC.            NATIONAL ASSOCIATION


By: /s/ J. DOUGLAS GRAVEN               By: /s/ KIRK C. SMITH
   ----------------------                  -----------------------------
                                             Kirk C. Smith
Title: VP/CFO                                Vice President
      -------------------